SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2008

RADIOSHACK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-5571	75-1047710
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Mail Stop CF3-203, 300 RadioShack Circle, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 415-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Introduction

On August 12, 2008, RadioShack Corporation (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with Citigroup Global Markets Inc. and Banc of America Securities LLC, as the representatives of the initial purchasers named therein (the “Initial Purchasers”). The Purchase Agreement relates to the Company’s issuance and sale of $325 million in aggregate principal amount of the Company’s 2.50% Convertible Senior Notes due 2013 (the “Original Notes”). The Purchase Agreement also granted the Initial Purchasers an over-allotment option to purchase up to an additional $50 million aggregate principal amount of the Notes (the “Additional Notes” and together with the Original Notes, the “Notes”), which the Initial Purchasers exercised in full on August 14, 2008.

On August 18, 2008, the issuance and sale of $375 million in aggregate principal amount of the Notes to the Initial Purchasers were consummated.

The Company estimates that the net proceeds from the offering is approximately $365.6 million, after deducting Initial Purchasers’ discounts and commissions and estimated expenses.

Convertible Note Hedge and Warrant Transactions

On August 12, 2008, the Company entered into privately-negotiated convertible note hedge transactions (collectively, the “Convertible Note Hedge Transactions”), relating to shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), initially issuable upon conversion of the Notes with each of Citibank, N.A. and Bank of America, N.A. (the “Option Counterparties”). The Company also entered into privately negotiated warrant transactions (collectively, the “Warrant Transactions”) relating to the Common Stock with each of the Option Counterparties, pursuant to which the Company may be obligated to issue shares of Common Stock. The notional size of the Convertible Note Hedge Transactions and Warrant Transactions was automatically increased upon the Initial Purchasers’ exercise in full of their option to purchase Additional Notes so that they also relate to a number of shares of the Common Stock initially issuable upon conversion of the Additional Notes. The aggregate cost to the Company of the Convertible Note Hedge Transactions was approximately $86.3 million, which was partially offset by approximately $39.9 million that the Company received as proceeds from the Warrant Transactions.

The Convertible Note Hedge Transactions are expected to reduce the potential dilution to the Common Stock upon any conversion of the Notes in the event that the market value per share of the Common Stock, as measured under the terms of the Convertible Note Hedge Transactions, at the time of exercise is greater than the applicable strike price of the Convertible Note Hedge Transactions, which corresponds to the initial conversion price of the Notes and is subject to certain adjustments substantially similar to those contained in the Notes. If, however, the market value per share of the Common Stock, as measured under the terms of the Warrant Transactions, exceeds the strike price of the Warrant Transactions, which is $36.60 per share, subject to certain adjustments, there would be additional dilution under the terms of the Warrant Transactions to the extent that the then market value per share of the Common Stock exceeds the applicable strike price. From the Company’s perspective, however, the Convertible Note Hedge Transactions and Warrant Transactions, taken together, will have the net economic effect of increasing the conversion price of the Notes.

In connection with establishing their initial hedge of these Convertible Note Hedge Transactions and Warrant Transactions, the Company was advised that the Option Counterparties and/or their respective affiliates expected to, concurrently with, or shortly after the pricing of the Notes, begin entering into various over-the-counter derivative transactions with respect to the Common Stock and/or purchase shares of the Common Stock in secondary market transactions. These transactions could have the effect of increasing or preventing a decline in the price of the Common Stock concurrently with or following the pricing of the Notes. In addition, the Option Counterparties and/or their respective affiliates expect to modify their hedge position from time to time by entering into or unwinding various derivative transactions with respect to the Common Stock and/or by purchasing or selling the Common Stock in secondary market transactions (and are likely to do so during any observation period related to the conversion of the Notes). These transactions and activities could have the effect of increasing, preventing a decline in or adversely impacting the value of the Common Stock and/or the value of the Notes.

The Convertible Note Hedge Transactions and the Warrant Transactions are separate transactions each entered into by the Company with the Option Counterparties, are not part of the terms of the Notes and will not change any holders’ rights under the Notes. Holders of the Notes will not have any rights with respect to the Convertible Note Hedge Transactions or Warrant Transactions.

The foregoing description of the Convertible Note Hedge Transactions and Warrant Transactions is qualified in its entirety by reference to the:

•

master terms and conditions and confirmations relating to the Convertible Note Hedge Transactions, which are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4 and are incorporated herein by reference; and

•	master terms and conditions and confirmations relating to the Warrant Transactions, which are attached hereto as Exhibits 10.5, 10.6, 10.7 and 10.8 and are incorporated herein by reference

Indenture

The Notes were issued pursuant to an indenture, dated as of August 18, 2008 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

The Notes bear interest at a rate of 2.50% per year, payable semiannually in arrears in cash on February 1 and August 1 of each year, commencing on February 1, 2009. The Notes mature on August 1, 2013.

The Notes will be senior unsecured obligations of the Company. The Notes are not guaranteed by any of the Company’s subsidiaries.

Holders may convert their Notes at any time prior to May 1, 2013 only under the following circumstances:

(1)	during any fiscal quarter (and only during such fiscal quarter) after the fiscal quarter ending September 30, 2008 if the last reported sale price of the Common Stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price on such last trading day of the immediately preceding fiscal quarter;

(2)	during the five business-day period after any ten consecutive trading-day period in which the trading price per $1,000 principal amount of Notes for each trading day of such period was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate on each such trading day; or

(3)	upon the occurrence of specified corporate transactions.

On or after May 1, 2013, holders may convert their Notes at any time prior to the close of business on the third business day immediately preceding the maturity date, regardless of the foregoing circumstances.

The initial conversion rate will be 41.2414 shares of the Common Stock per $1,000 principal amount of Notes, equivalent to an initial conversion price of approximately $24.25 per share of Common Stock. The conversion rate will be subject to adjustment in certain circumstances.

Upon conversion, the Company will pay cash and deliver shares of the Common Stock, if any, based on a daily conversion value calculated on a proportionate basis for each trading day of a 40 trading-day observation period.

In addition, following a Make-whole Fundamental Change (as defined in the Indenture) that occurs prior to the maturity date, the Company will, in certain circumstances, increase the conversion rate for holders electing to convert their Notes in connection with such Make-whole Fundamental Change.

The Company may not redeem the Notes. If the Company undergoes a Fundamental Change (as defined in the Indenture), holders may require the Company to repurchase the Notes in whole or in part for cash at a price equal to 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid interest, including any Additional Interest (as defined in the Indenture) and any Supplementary Interest (as defined in the Indenture), to, but excluding, the applicable repurchase date.

The Indenture provides that holders of the Notes will be granted a lien ranking equally and ratably with any lien granted on assets of the Company or its subsidiaries to secure the Company’s 7-3/8% Notes due 2011 (the “2011 Notes”) (including any amendment, modification, renewal, extension or refinancing thereof in whole or in part other than any commercial paper or credit agreement or facility that provides for revolving credit loans, term loans, letters of credit, receivables or other asset-based credit facilities or any other similar extensions of credit) for so long as such indebtedness is so secured. The Indenture contains customary events of default.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 18, 2008, the Company and the Trustee entered into the Indenture, and the Company issued $375 million in aggregate principal amount of the Notes to the Initial Purchasers.

Additional information pertaining to the Indenture and the Notes is contained in Item 1.01 — Indenture and Exhibits 4.1 and 4.2, and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure required by this item with respect to Common Stock issuable upon conversion of the Notes is included in Item 1.01 — Introduction, Item 1.01 — Indenture and Exhibits 4.1 and 4.2, and is incorporated herein by reference. Based on the initial conversion rate, the maximum number of shares of Common Stock initially issuable upon conversion of the Notes is 15,465,525.

The disclosure required by this item with respect to Common Stock issuable under the warrants is included in Item 1.01 — Convertible Note Hedge and Warrant Transactions and is incorporated herein by reference. The number of shares of Common Stock initially underlying the warrants is 15,465,525.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
4.1	Indenture, dated as of August 18, 2008, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee

4.2	Form of the 2.50% Convertible Senior Notes due 2013 (included as Exhibit A to the Indenture filed herewith)

10.1	Master Terms and Conditions for Convertible Bond Hedging Transactions, dated August 12, 2008, between Citibank, N.A. and the Company.

10.2	Master Terms and Conditions for Convertible Bond Hedging Transactions, dated August 12, 2008, between Bank of America, N.A. and the Company.

10.3	Confirmation for Convertible Bond Hedging Transaction, dated August 12, 2008, between Citibank, N.A. and the Company.

10.4	Confirmation for Convertible Bond Hedging Transaction, dated August 12, 2008, between Bank of America, N.A. and the Company.

10.5	Master Terms and Conditions for Warrants, dated August 12, 2008, between Citibank, N.A. and the Company.

10.6	Master Terms and Conditions for Warrants, dated August 12, 2008, between Bank of America, N.A. and the Company.

10.7	Confirmation for Warrants, dated August 12, 2008, between Citibank, N.A. and the Company.

10.8	Confirmation for Warrants, dated August 12, 2008, between Bank of America, N.A. and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 18th day of August 2008.

RADIOSHACK CORPORATION

/s/ James F. Gooch
James F. Gooch
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	Indenture, dated August 18, 2008, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee

4.2	Form of the 2.50% Convertible Senior Notes due 2013 (included as Exhibit A to the Indenture filed herewith)

10.1	Master Terms and Conditions for Convertible Bond Hedging Transactions, dated August 12, 2008, between Citibank, N.A. and the Company.

10.2	Master Terms and Conditions for Convertible Bond Hedging Transactions, dated August 12, 2008, between Bank of America, N.A. and the Company.

10.3	Confirmation for Convertible Bond Hedging Transaction, dated August 12, 2008, between Citibank, N.A. and the Company.

10.4	Confirmation for Convertible Bond Hedging Transaction, dated August 12, 2008, between Bank of America, N.A. and the Company.

10.5	Master Terms and Conditions for Warrants, dated August 12, 2008, between Citibank, N.A. and the Company.

10.6	Master Terms and Conditions for Warrants, dated August 12, 2008, between Bank of America, N.A. and the Company.

10.7	Confirmation for Warrants, dated August 12, 2008, between Citibank, N.A. and the Company.

10.8	Confirmation for Warrants, dated August 12, 2008, between Bank of America, N.A. and the Company.